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                                                                   EXHIBIT 10.21

                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
                         OIL STATES INTERNATIONAL, INC.

Non-employee directors of Oil States International, Inc. receive the following compensation:

    o Annual retainer of $30,000 for board membership, paid quarterly in arrears

    o Annual retainer of $15,000 for service as the Audit Committee Chairperson, paid quarterly in arrears

    o Annual retainer of $10,000 for service as the Compensation or Nominating and Corporate Governance Committee Chairperson, payable quarterly in arrears

    o Annual retainer of $7,500 for service as a member of the Audit Committee, other than Chairperson, payable quarterly in arrears

    o Annual retainer of $5,000 for service as a member of the Compensation or Nominating and Corporate Governance Committees, other than a Chairperson, payable quarterly in arrears

    o   Meeting fees

        o   $1,500 for each Board meeting attended

        o   $1,500 for each Committee meeting attended

    o   Reimbursement for expenses incurred in attending meetings

    o Participation in the Company's 2001 Equity Participation Plan, as Amended February 16, 2005

   Under the current policy adopted by the Compensation Committee of the Board of Directors on May 18, 2005, each non-employee director will receive an annual restricted stock award equal to $75,000. The award will be made each year on the date of the Annual Shareholders' meeting. The number of shares awarded will be based on the closing price of the Company's common stock on the date of the award. Such restricted stock awards will vest on the day prior to the next year's Annual Shareholders' meeting. In the event of a change in control, the awards vest in accordance with the terms of the award agreements.

   The new policy established a guideline that 65% of the number of shares of restricted stock awarded may not be sold, assigned, pledged, or otherwise transferred, encumbered or disposed of until the earlier of (i) the date six months after termination of the non-employee
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   director's services on the Board, (ii) the occurrence of a Change of Control
   (as determined under the Plan) or (iii) the death or disability of the non-employee director.

   All of the Company's directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors. Directors may also participate in the Company's nonqualified deferred compensation plan that permits a participant to defer all or a part of his or her cash compensation from the Company until the termination of his or her status as a director.